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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                            Premier Concepts, Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  740474200
           --------------------------------------------------------
                                 (CUSIP Number)

                             1168 Olympic View Ln.
           Birgit LaFace      Anacortes WA 98221       360/293-8196
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                12-30-97
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13D

CUSIP No. 740474200                                       Page     of     Pages
          ---------                                            ---    ---


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 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person
          Birgit LaFace

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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Source of Funds*
          PF (Investment purposes only)
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 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
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 (6) Citizenship or Place of Organization
          US
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Number of Shares              (7) Sole Voting Power
 Beneficially Owned                 108,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power

                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                    108,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
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(11) Aggregate Amount Beneficially Owned by Each Reporting Person
          108,000
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(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

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(13) Percent of Class Represented by Amount in Row (11)
          6.0%
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(14) Type of Reporting Person*
          IN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSIBLE TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.